UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 19, 2023

CUSHMAN & WAKEFIELD PLC

(Exact name of registrant as specified in its charter)

England and Wales	001-38611	98-1193584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

125 Old Broad Street

London, United Kingdom EC2N 1AR

(Address of principal executive offices) (Zip Code)

+44 20 3296 3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.10 nominal value	CWK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2023, Cushman & Wakefield plc (the “Company”) and Brett White reached an agreement regarding the terms of his continued service as Executive Chairman of the Board of Directors of the Company (the “Board”), effective as of January 1, 2024. Pursuant to an offer letter, dated December 19, 2023 (the “Offer Letter”), during his service on the Board as its Executive Chairman, Mr. White will receive annual cash compensation at a rate equivalent to $480,000 per year, less appropriate withholdings and deductions, in accordance with the Company’s regular payroll practices, and pro-rated for any partial year of service. In the event that Mr. White transitions from Executive Chairman of the Board to non-Executive Chairman and remains on the Board, he will be entitled to receive: (a) the same annual cash retainers for Board and committee service, as applicable, pro-rated for any partial year of service and a pro-rated annual equity award, in each case in such amounts and on such terms as are provided to the non-employee directors on the Board under the Company’s director compensation program, as in effect from time to time, the current terms of which are disclosed in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on April 6, 2023; (b) an additional cash retainer of $100,000 solely in respect of his service as non-Executive Chairman of the Board, pro-rated for any partial year of service; and (c) an additional pro-rated award of restricted stock units (“RSUs”) solely in respect of his service as non-Executive Chairman of the Board with a grant date value of $100,000, on terms consistent with those applicable to the annual RSU award granted to the non-employee directors on the Board under the Company’s director compensation program. In the event that Mr. White transitions from Executive Chairman of the Board to a non-employee director of the Board (and does not serve as its Chairman), Mr. White will be entitled to receive only the annual cash retainers for Board and committee service, as applicable, pro-rated for any partial year of service and a pro-rated annual equity award, in each case in such amounts and on such terms as are provided to the non-employee directors on the Board under the Company’s director compensation program. Except as set forth in the preceding sentences, Mr. White will not otherwise be eligible for any further base salary, annual bonus, severance benefits or other cash or equity incentive compensation.

Under the terms of the Offer Letter, Mr. White’s employment as Executive Chairman will remain at-will and may be terminated by either Mr. White or the Company at any time, with or without notice and for any or no reason. Upon a termination of his employment, Mr. White will not be entitled to any severance or termination pay or benefits (except as set forth in his previously executed equity award agreements). Notwithstanding any termination of Mr. White’s employment as Executive Chairman, the rights and obligations set forth in Section 1 of that certain Side Letter Agreement, dated as of December 31, 2021, by and among Mr. White, Cushman & Wakefield Global, Inc. and the Company, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2022, will remain in full force and effect, and the Restrictive Covenants (as defined therein) will continue to apply to Mr. White as provided therein.

The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by the text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Offer Letter, dated December 19, 2023, from Cushman & Wakefield plc to Brett White.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2023

CUSHMAN & WAKEFIELD PLC

By:	/s/ Noelle J. Perkins
Name:	Noelle J. Perkins
Title:	Executive Vice President, General Counsel and Corporate Secretary